Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Timothy Quinn (“Executive”) and People Incorporated (f/k/a IAC Inc.), a Delaware corporation (the “Company”), and is effective as of August 5, 2026 (the “Effective Date”).
WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:
1A.    EMPLOYMENT.
(a)POSITION; POWERS/RESPONSIBILITIES; PERFORMANCE. During the
Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as the Company’s Chief Financial Officer, with the responsibilities, duties and authority Executive has as of the date of this Agreement, as such responsibilities, duties and authority may change in accordance with this Agreement. During Executive’s employment with the Company, Executive shall use good faith efforts to do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of Executive’s position and to render such services in accordance with the generally applicable policies of the Company as in effect from time to time and otherwise on the terms set forth herein.
(b)REPORTING. During Executive’s employment with the Company, Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).
(c)ADDITIONAL POWERS/RESPONSIBILITIES. Executive shall have such additional responsibilities, duties and authority with respect to the Company as may reasonably be assigned to Executive from time to time by the CEO, to the extent consistent with Executive’s position.
(d)FULL-TIME SERVICE AND OTHER ACTIVITIES. Executive agrees to devote all of Executive’s working time, attention and efforts to the Company, except for vacations, illness or incapacity. Executive may (i) participate in industry, religious, civic and charitable activities and, with the consent of the CEO, on corporate boards of directors unrelated to the Company and (ii) manage his and his immediate family’s personal investments, so long as such activities do not materially interfere with Executive’s performance of his duties hereunder or compete with or present an actual or apparent conflict of interest for the Company, which shall be determined by the General Counsel of the Company in his/her good faith judgment.
(e)LOCATION. Executive’s principal place of employment shall be at the Company’s offices located in New York, New York.
2A.    TERM. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”). After the Initial Term, this Agreement shall automatically be renewed for successive one-year periods in perpetuity unless one party hereto provides written notice to the other, at least ninety (90) days prior to the end of the Initial Term or the then current one-year employment period, as applicable, that he or it elects not to extend this Agreement, which notice shall be irrevocable (any such notice, a “Non-Renewal Notice”). The period beginning on the date hereof and ending on the last day of the Initial Term or, if the Agreement is renewed pursuant to the prior sentence, the last day of the last one-year renewal period, shall be referred to hereinafter as the “Term.”
Notwithstanding any other provision of this Agreement, Executive’s employment hereunder is “at will” and may be terminated at any time for any reason or no reason, with or without cause, by the Company or Executive (subject to compliance with the provisions of Section 1 of the Standard Terms and Conditions attached as Exhibit A hereto). During the Term, Executive’s right to payments upon certain terminations of employment is governed by Section 1(d) of the Standard Terms and Conditions attached as Exhibit A hereto.
3A.    COMPENSATION.
(a)BASE SALARY. During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $600,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time). The Base Salary may be increased from time to time but may not be decreased (including after any increase) in the discretion of the Company. For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as it may be increased from time to time.
(b)DISCRETIONARY CASH BONUSES. During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual cash bonuses in a target amount of 50% of the Base Salary (as may be increased from time to time) consistent with past practice and reasonably designed to be consistent with Executive’s position as Chief Financial Officer of a public company of the size, type and nature of the Company (the “Annual Bonus”). The actual amount of any Annual Bonus (which could be less or greater than the target amount set forth above) shall, in all cases, be determined by the Board of Directors of the Company (the “Board”) in consultation with Compensation and Human Resources Committee of the Board in their discretion, based on the factors they deem relevant. The Company shall pay Executive any Annual Bonus at the same time as such bonuses are paid to other similarly situated executives at the Company, but in no event later than March 15 of the year following the year with respect to which such bonus is earned.

(c)INTENTIONALLY OMITTED.
(d)BENEFITS. From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any perquisite, welfare, health and life insurance and retirement or pension benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:
(i)Reimbursement for Business Expenses. During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing

Executive’s duties for the Company, on the same basis as similarly situated employees generally and in accordance with the Company’s policies as in effect from time to time.
(ii)Vacation. During the period that Executive is employed with the Company hereunder, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.
4A.    NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:    People Incorporated
555 West 18th Street, 6th Floor New York, New York 10011 Attention: General Counsel

If to Executive:    At the most recent address on file for Executive at the Company
Either party may change such party’s address for notices by notice duly given pursuant hereto.
5A.    GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to its principles of conflicts of laws.
Any such dispute will be heard and determined before an appropriate federal court located in the State of New York in New York County, or, if not maintainable therein, then in an appropriate New York state court located in New York County, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of New York, that the Company is headquartered in New York City and that, in the course of performing duties hereunder for the Company, Executive shall have multiple contacts with the business and operations of the Company, as well as other businesses and operations in the State of New York, and that for those and other reasons this Agreement and the undertakings of the parties hereunder bear a reasonable relation to the State of New York. Each party hereto: (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
6A.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
7A.    STANDARD TERMS AND CONDITIONS. Executive expressly understands and acknowledges that the Standard Terms and Conditions as Exhibit A hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.
[The Signature Page Follows]
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on the date(s) noted next to their respective signatures below.

PEOPLE INCORPORATED (F/K/A IAC INC.) /s/ Barry Diller Name: Barry Diller Title: Chairman and Senior Executive Dated: August 3, 2026 EXECUTIVE /s/ Timothy Quinn Timothy Quinn

EXHIBIT A

STANDARD TERMS AND CONDITIONS
1.TERMINATION OF EXECUTIVE’S EMPLOYMENT.
(a)DEATH. In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash: (i) Executive’s Base Salary through the end of the month in which death occurs; (ii) any other Accrued Obligations (as defined in paragraph 1(f) below); and (iii) Executive’s estate shall be entitled to the rights and benefits described in Sections 1(d)(i)(D).
(b)DISABILITY. Executive’s employment under this Agreement may be terminated by the Company for Disability. “Disability” means the disability of Executive after the expiration of more than one hundred eighty (180) consecutive days after its commencement which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to Executive, his spouse or a personal representative designated by Executive; provided that Executive shall be deemed to be disabled only following the expiration of ninety
(90) days following receipt of a written notice from the Company and such physician specifying that a disability has occurred if within such ninety (90) day period he fails to return to managing the business affairs of the Company. A total disability shall mean mental or physical incapacity that prevents Executive from managing the business affairs of the Company. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company’s obligations under this Agreement shall not be limited or modified in any other way, although Executive’s Base Salary shall be offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination: (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company and (ii) any other Accrued Obligations (as defined in paragraph 1(f) below).
(c)TERMINATION FOR CAUSE. Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below). As used herein, “Cause” shall mean the occurrence of any of the following after the Effective Date: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Executive’s employment for Cause; (ii) a willful and material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iii) Executive’s continued willful and material failure to perform the duties required by this Agreement; or (iv) a willful and material violation by Executive of Company policies pertaining to ethics, wrongdoing or conflicts of interest that results in, or would reasonably be expected to result in, material harm to the Company or its reputation; provided, that in no event shall Executive’s termination be for “Cause” pursuant to any of clauses (iii) or
(iv) of this paragraph (c) unless (x) an event or circumstance constituting “Cause” shall have occurred and the Company provides Executive with written notice thereof within thirty (30) days after the Company has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that the Company believes constitutes Cause, and (y) Executive fails to cure the circumstance or event so identified (if curable) within thirty (30) days after the receipt of such notice.
(d)TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.
(i)If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause or if Executive resigns for Good Reason, then:
(A)the Company shall pay to Executive the Base Salary for twelve
(12) months from the date of such termination or resignation (the “Severance Period”), such amount to be payable in equal biweekly installments (or otherwise based on the Company’s payroll practice as in effect from time to time) over the course of the Severance Period;
(B)the Company shall pay Executive within thirty (30) days of the date of such termination or resignation in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below);
(C)any compensation award of Executive based on, or in the form of, Company equity (e.g., restricted stock units, stock options or similar instruments) that is outstanding and unvested at the time of such termination but which would, but for such termination or resignation, have vested during the Severance Period, shall vest as of the date of such termination or resignation and become exercisable; provided, that any outstanding award with a vesting schedule that would, but for such termination or resignation, have resulted in a smaller percentage (or none) of the award being vested through the end of the Severance Period than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 RSUs were granted 2.7 years prior to the date of termination or resignation and vested pro rata on the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination or resignation and cliff vested on the fifth anniversary of the grant date, then on the date of termination or resignation, 20 RSUs from the first award (in addition to the 40 RSUs from the first award that had previously vested) and 40 RSUs from the second award would vest); and provided further that any amounts that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied; and
(D)any then vested Company stock options or similar instruments held by Executive (including those vesting as a result of Section 1(d)(i)(C) above) shall remain exercisable through the date that is twelve (12) months following the date of such termination or resignation or, if earlier, through the scheduled expiration date of such awards, subject to earlier termination in connection with a change in control transaction.

(ii)The payment to Executive of the severance benefits described in this paragraph 1(d) (including any accelerated vesting) shall be subject to Executive’s (x) execution within twenty-one (21) days following the date of termination of Executive’s employment with the Company (or such longer period as may be required by applicable law), and (y) non-revocation during the applicable revocation period of a general release of the Company and its affiliates, in the form attached as Exhibit B (the “Release”) (clauses (x) and (y) of this paragraph, the “Release Conditions”), and Executive’s compliance with the restrictive covenants set forth in Section 2 hereof. Executive acknowledges and agrees that the severance benefits described in paragraph 1(d)(i) constitute good and valuable consideration for such Release.

(iii)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) any material reduction in Executive’s Base Salary; (B) the relocation of Executive’s principal place of employment outside of New York, New York; (C) the material reduction in Executive’s title, responsibilities, duties or level of authority as in effect from time to time; (D) the requirement that Executive report anyone other than the CEO or the Board; or (E) a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company does not assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, that in no event shall Executive’s resignation be for “Good Reason” unless: (x) an event or circumstance constituting “Good Reason” shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.
(iv)If Executive obtains other full-time employment during the Severance Period, the amount of any such remaining payments to be provided to Executive pursuant to Section 1(d)(i)(A) above shall be reduced by the amount of cash compensation earned by Executive from such other full-time employment through the end of such period. For purposes of this Section 1(d)(iv), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(i)(A) above.
(e)VOLUNTARY TERMINATION BY EXECUTIVE WITHOUT GOOD
REASON. If Executive resigns without Good Reason, the Company shall have no further obligation under this Agreement, except for the payment of any Accrued Obligations.
(f)ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of: (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any; and (iii) any reimbursements that Executive is entitled to receive under Section 3A(d)(i) of the Agreement.

(g)NOTICE OF NON-RENEWAL. If the Company delivers a Non-Renewal Notice to Executive then, provided Executive’s employment hereunder continues through the expiration date then in effect, effective as of such expiration date the Company and Executive shall have the same rights and obligations hereunder as they would if the Company had terminated Executive’s employment hereunder prior to the end of the Term for any reason other than Executive’s death, Disability or Cause.
2.CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.
(a)CONFIDENTIALITY.
(i)Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence. The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below. Executive shall not, except as he may reasonably determine to be required or advisable in order to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information.
(ii)“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates (other than Executive’s contacts and personal phone). Notwithstanding any provision to the contrary herein or in any other agreement between the Company and Executive, the Company acknowledges and agrees that personal information, data or other material (“Personal Materials”) shall be and remain the sole property of Executive, and that upon termination of Executive’s employment for any reason, Executive shall be entitled to retain all Personal Materials and a copy of Executive’s calendar and contacts, whether residing or stored on devices or items furnished by the Company or its affiliates or otherwise. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(iii)Anything herein to the contrary notwithstanding, the provisions of this Section 2(a) shall not apply to information that (A) was known to the public prior to its disclosure to Executive; (B) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (C) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
(iv)Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit Executive from (A) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (B) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(b)NON-COMPETITION.
(i)In consideration of this Agreement, and for other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for the duration of the Severance Period thereafter (the “Restricted Period), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

(ii)For purposes of this Section 2(b): (A) a “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company or any of its subsidiaries provides, planned to provide or is otherwise developing during Executive’s employment hereunder, such Similar Products; (B) “Similar Products” means any products or services that are the same or similar to any of the types of products or services that the Company or any of its subsidiaries provides, has provided, planned to provide or is otherwise developing during Executive’s employment hereunder; and (C) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.
(iii)Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than five percent (5%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation. Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement.
(c)NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Executive recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that during Executive’s employment hereunder and for a period of eighteen (18) months thereafter, Executive will not, without the prior written consent of the Company, directly or indirectly, hire or solicit or recruit any employee of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has had direct contact during his employment hereunder, in each case for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder. Anything to the contrary herein notwithstanding, it shall not be deemed a violation of this Section 2(c) if an entity with which Executive is associated hires or engages any employee of the Company or its subsidiaries of affiliates with a title below the level of vice president, so long as Executive was not, directly or indirectly, involved in hiring, soliciting or recruiting such person.
(d)NON-SOLICITATION OF BUSINESS PARTNERS. During Executive’s
employment hereunder, and for a period of eighteen (18) months thereafter, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates, in each case, with whom Executive has direct contact during his employment hereunder, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.
(e)PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company. In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such

Employee Developments to the Company. Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation. “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, developed or conceived during employment and reduced to practice during or following the period of employment, that: (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or
(iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type. All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term (other than Executives’ contacts). To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development (other than Executives’ contacts), Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation. Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.
(f)SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.
3.TERMINATION OF PRIOR AGREEMENTS. Except for any agreements between Executive and the Company relating to currently outstanding equity awards as of the date of this Agreement (which remain outstanding), this Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4.ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliates of the Company (which affiliate clearly has sufficient assets to satisfy the Company’s obligations under this Agreement) and in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company or similar transaction (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.
5.WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.SECTION 409A OF THE INTERNAL REVENUE CODE.
(a)This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”). It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.
(b)For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(c)If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 1(d) that constitutes nonqualified deferred compensation under Section 409A until the earlier of: (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this paragraph 6(c) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 6(c) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).
(d)It is intended that any amounts payable under this Agreement (including reimbursements) and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under

Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
(e)In no event shall the Company be required to pay Executive any “gross up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder. The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A, provided that Executive shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.
(f)For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
7.HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement to which these Terms and Conditions are attached, taken as a whole.
8.REMEDIES FOR BREACH. Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of these Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Agreement shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.
9.WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
10.SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
11.INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of these Terms and Conditions. The Company shall also advance, and keep current, Executive’s legal fees and expenses in such matter(s), subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision that Executive was not entitled to advancement or reimbursement of such fees and expenses.
12.SECTION 280G; PARACHUTE PAYMENTS.
(a)If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 1. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
[The Signature Page Follows]

ACKNOWLEDGED AND AGREED (the date(s) noted next to their respective signatures below):

PEOPLE INCORPORATED (F/K/A IAC INC.)

/s/ Barry Diller
Name: Barry Diller
Title: Chairman and Senior Executive
Dated: August 3, 2026

EXECUTIVE

/s/ Timothy Quinn
Timothy Quinn

EXHIBIT B

FORM OF RELEASE

DATE

NAME ADDRESS

Dear NAME:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, People Incorporated (f/k/a IAC Inc.) (the “Company”) and you hereby agree to the severance of your employment with the Company upon the following terms and conditions of this agreement (this “Agreement”):

1.Effective as of DATE (the “End Date”), you are hereby terminated from your employment as Chief Financial Officer, and from any and all other positions you occupy as an officer, director, or employee of the Company or any subsidiary or affiliate of the Company, and each such employment relationship between the Company or any subsidiary or affiliate of the Company and you is hereby terminated in all respects, except as expressly provided herein. The End Date shall be the date of termination of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein or under the terms of the benefit plans, or as required by law.

2.(a) In exchange for the general release in paragraph 9 below and other promises contained herein, you are entitled to the rights and benefits set forth in Section 1(d) of the Standard Terms and Conditions of the Employment Agreement, by and between you and the Company, dated [DATE], 2026 (the “Employment Agreement”). All such payments and benefits will be subject to all applicable tax withholdings and other payroll deductions.

(b)You hereby agree and acknowledge that the payments and/or benefits provided in paragraph 2(a) exceed any payments, benefits, or other things of value to which you might otherwise be entitled under any policy, plan, or procedure of the Company or any of its subsidiaries or affiliates or pursuant to any prior agreement or contract with the Company or any of its subsidiaries or affiliates.

3.To the extent the Company will be making any payment to you on or after the End Date, the Company shall have the right to deduct from such payments any personal account balances or other amounts due by you to the Company or any subsidiary or affiliate of the Company.
4.As of the End Date, you are entitled to your vested account balance, if any, in the Company’s Retirement Savings Plan, subject to the terms and conditions of such plan. The Company will provide you with a summary of the procedures for all such benefits to be transferred, if you so choose, to a new or existing individual retirement account established by you. You are also entitled to your vested account balance, if any, in the Company’s Executive Deferred Compensation Plan, subject to the terms and conditions of such plan.

5.Your short-term and long-term disability insurance coverage provided by the Company ends on the End Date. Long-term disability insurance, to the extent you currently participate in that plan, may be converted to an individual plan (and information about that option will be forwarded to you under separate cover).

6.Your coverage under the Company’s Health and Welfare Benefits Plan, to the extent you currently participate in that plan, will end on the last day of the calendar month of the End Date, i.e., END DATE. If you wish to continue your participation and that of your eligible dependents in the Company's group health, dental, vision, and/or flexible spending account plans after the coverage ends, you may do so under applicable federal law (i.e., “COBRA”) by calling COBRA Services at 866-365-2413. All Group Life and Accidental Death and Dismemberment Insurance, to the extent you currently participate in those plans, may be converted to individual plans (and information about those options will be forwarded to you under separate cover).

7.To the extent provided therein, your obligations under any company policy to which you were subject during your employment and which survive termination of your employment shall survive the severance of your employment provided for herein.

8.During your employment at the Company and/or any of its subsidiaries or affiliates, you may have been granted stock options and/or restricted stock units and/or restricted stock by the Company or such subsidiary or affiliate. All terms and conditions of each applicable stock option agreement or restricted stock unit agreement or restricted stock agreement or stock appreciation right award, and the terms and conditions of the applicable plan corresponding thereto (collectively, the “Equity Agreements”), including the forfeiture provisions thereof (as may be modified by the Employment Agreement), shall remain unchanged and in full force and effect.

9.(a)    For and in consideration of the payments provided for and promises made by the Company herein and other good and valuable consideration, you and your heirs, executors, administrators, trustees, legal representatives, and assigns (collectively, the “Releasors”) hereby waive, release, and forever discharge the Company and its subsidiaries and affiliates, and its and their respective divisions, branches, predecessors, successors, assigns, and past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers, and fiduciaries, in their individual and representative capacities (collectively, the “Releasees”), of and from any and all actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees, costs, and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever related to your employment with or severance from the Company, including without limitation with respect to wrongful or tortious termination, constructive discharge, breach of implied or express employment contracts and/or estoppel, discrimination and/or retaliation, libel, slander, the amount, valuation, exercise, determination, correctness, adequacy or non-payment of wages or other compensation, including grants of stock options, stock appreciation rights or any other equity compensation, in each case under any federal, state, or local laws, statutes, rules, or regulations of any type or description, including without limitation under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Rehabilitation Act; the National Labor Relations Act; the Fair Labor Standards Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; the Reconstruction Era Civil Rights Act; the New York State Executive Law, and the New York City Human Rights Law, each as amended, and any other claim of discrimination, harassment, or retaliation in employment (whether based on federal, state, or local law, statutory or decisional), which the Releasors or any of them ever had, now have, or hereafter shall or may have against the Releasees or any of them for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date that you sign this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Releasors expressly waive any right or claim for reinstatement of employment, back pay, interest, bonuses, damages, accrued vacation, accrued sick leave, medical, dental, optical, or hospitalization benefits, accidental death and dismemberment coverage, long-term disability coverage, stock or other interests in the Company or any subsidiary or affiliate thereof, life insurance benefits, overtime, severance pay, and/or attorneys’ fees or costs with respect to or derivative of such employment with the Company or the severance thereof.

(b)You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation monetary damages, equitable relief, and reinstatement) under any of the claims and/or causes of action waived in paragraph 9. You therefore agree that you will not seek or accept any award of damages or settlement relating to any purported damages from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. Notwithstanding anything to the contrary set forth in this paragraph 9, you do not release, waive, or discharge the Company from (i) any claims to seek to enforce this Agreement, (ii) any claims for indemnification, advancement of expenses or contribution with respect to any liability incurred by you as a director or officer of the Company or (iii) any rights as a stockholder or with respect to vested equity awards in respect of Company common stock.

(c)For the purpose of implementing a full and complete release and discharge of the Releasees, you acknowledge that this Agreement is intended to include in its effect, without limitation, all claims or other matters described in this paragraph 9 that neither party knows or suspects to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claims or other such matters. The Releasees who are not a party to this Agreement are third-party beneficiaries of this Agreement and are entitled to enforce its provisions.

(d)This release contained in this paragraph 9 specifically excludes (i) any claims arising with respect to events occurring after the Effective Date of this Agreement, (ii) your rights and the Company’s obligations under Section 1(d) of the Standard Terms and Conditions of the Employment Agreement and (ii) the right to indemnification and/or advancement you have or may have under Section 11 of the Standard Terms and Conditions of the Employment
Agreement, the by-laws and/or certificate of incorporation of the Company or any of its subsidiaries or affiliates or as an insured under any director’s and officer’s liability insurance policy now or previously in force and (iv) any rights with respect to vested equity awards in respect of Company common stock or as a stockholder. Nothing contained in this Release shall release you from your obligations, including any obligations to abide by restrictive covenants, under the Employment Agreement that continue or are to be performed following termination of employment.

10.(a)    You agree that you will preserve the confidentiality of this Agreement and not discuss or disclose its existence, substance, or contents to anyone and that you will not make any statements to third parties about the circumstances of the termination of your employment, in each case except as required by law; provided, however, that you may disclose the existence, substance, and contents of this Agreement to your immediate family and household members, and to your legal and financial advisors who need to know such information, so long as they have been advised by you of the confidentiality of such information and have agreed to maintain its confidentiality.

(b)    The Company hereby informs you that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

11.You represent that you do not have in your possession or custody, and have not failed to return to the Company, all property belonging to the Company, including but not limited to laptop computer, cell phone, keys, access cards for buildings and office floors, and confidential business information and documents.
12.This Agreement and all matters or issues related hereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed therein (without reference to its principles of conflicts of laws). The Company and you hereby submit to the jurisdiction of all state courts in the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, for the purposes of the enforcement of this Agreement. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

13.(a)    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns.
(b)This Agreement is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state, or local law (statutory or decisional), ordinance, or regulation, breached any contract, or committed any wrong whatsoever against you or anyone else.

(c)Except for the Equity Agreements, if any, this Agreement contains the entire understanding of the parties hereto relating to the subject matter of this Agreement and supersedes any and all prior agreements or understandings between the parties hereto with respect thereto, and can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.

14.All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to you, to the address set forth above; and if to the Company, to:

General Counsel People Incorporated (f/k/a IAC Inc.)
555 West 18th Street, 6th Floor
New York, New York 10011
Attention: General Counsel

or to such other address as you or the Company may have furnished to the other party in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.

15.In case any provision contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision so determined to be invalid, illegal, or unenforceable shall be reformed so that it is valid, legal, and enforceable to the fullest extent permitted by law; or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein; provided that, upon any finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, you hereby agree to execute and deliver an agreement in substantially the same form as this Agreement, modified to the extent necessary so as to constitute a legal and enforceable agreement. Additionally, you agree that any breach by you of paragraphs 9, 10, and/or 11 shall constitute a material breach of this Agreement as to which the applicable Releasees may seek all relief available under the law.

16.This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

17.You acknowledge and agree that, in deciding whether to execute this Agreement, you have read this Agreement and have had at least twenty-one (21) days to consider its terms and effects and to ask any questions that you may have of anyone, and that you have executed this Agreement voluntarily and with full understanding of its terms and its effects on you, and that no fact, evidence, event, or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Agreement. You further acknowledge that: (a) the release provided for herein is granted in exchange for the receipt of consideration that exceeds the amount to which you would otherwise be entitled upon termination of your employment; (b) the waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (c) you are hereby advised by the Company in writing to consult with an attorney, tax, and/or financial advisor of your choice before signing this Agreement, and that the Company has not provided to you any legal, tax, or financial advice in connection with the same; and (d) you have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any terms or provisions of this Agreement. After signing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke your decision by delivering to the Company at the above address a notarized written notice of your desire to revoke the Agreement by no later than the last day of the Revocation Period. This Agreement shall become effective automatically upon the expiration of the Revocation Period if you do not revoke it in the aforesaid manner (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday, or legal holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event that you do not accept this Agreement as set forth above, or in the event that you revoke this Agreement in the manner set forth above, the obligation of the Company to provide the payments and/or benefits described in paragraph 2(a) of this Agreement shall immediately become null and void.

BY SIGNING THIS AGREEMENT, YOU STATE THAT:

(a)YOU HAVE READ THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

(b)YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;
(c)YOU AGREE WITH EVERYTHING IN THIS AGREEMENT;
(d)YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, HAVE BEEN ADVISED OF SUCH RIGHT, AND HAD SUFFICIENT TIME TO CONSULT WITH AN ATTORNEY;
(e)YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

(f)THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS AS DESCRIBED IN THIS AGREEMENT.
If the foregoing correctly sets forth our mutual understanding, please sign on the next page and have notarized one copy of this Agreement and return it to the undersigned after the End Date, whereupon this letter shall constitute a binding agreement between us.

Sincerely,

People Incorporated

By:      SIGNER
SIGNER TITLE:

I, NAME, acknowledge that I have been given at least twenty-one (21) days from the date of this Agreement to consider the terms contained herein and that I have seven (7) days after signing this Agreement in which to rescind my acceptance hereof. I also acknowledge that I have been advised to consult with a lawyer prior to signing this Agreement. I knowingly and voluntarily agree to and accept the terms outlined in this Agreement without reservation and fully understand all of its terms.

ACCEPTED AND AGREED:

NAME

Date:

On this     day of      20 , before me personally came NAME to me known and known to me to be the person described in and who executed this Agreement, and she duly acknowledged to me that she executed the same.

Notary Public